------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Deschenes                          Roger                  P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

Saucony, Inc.,   13 Centennial Drive
--------------------------------------------------------------------------------
                                    (Street)

Peabody                            MA                       01960
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Saucony, Inc.     SCNYA and SCNYB
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     September 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

     Vice President, Controller
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock                  09/10/99       M                 200       A      $2.0000    210           D
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  09/10/99       M                 200       A       2.0000      0           D
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  09/10/99       M                 100       A       5.0000      0           D
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  09/10/99       M                 150       A       4.0000      0           D
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  09/10/99       M               2,080       A       4.4375  2,540           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock     $2.0000  09/10/99  M                200  (1)      12/10/00 Class A     500                0      D
Option                                                                         Common
(Right to Buy)                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock     $2.0000  09/10/99  M                200  (1)      12/10/00 Class B     500                0      D
Option                                                                         Common
(Right to Buy)                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock     $5.0000  09/10/99  M                100  (2)      12/16/99 Class B     100                0      D
Option                                                                         Common
(Right to Buy)                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock     $4.0000  09/10/99  M                150  (3)      10/27/05 Class B     250              100      D
Option                                                                         Common
(Right to Buy)                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock     $4.4375  09/10/99  M              2,080  (4)      09/09/02 Class B   5,200            3,120      D
Option                                                                         Common
(Right to Buy)                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Exercisable in five equal annual installments commencing December 10, 1991.
(2) Exercisable in three equal annual installments commencing December 16, 1995.
(3) Exercisable in five equal annual installments commencing October 27, 1996.
(4) Exercisable in five equal annual installments commencing September 9, 1998.


/s/ Roger P. Deschenes                                     10/8/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2